EX-99.j

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated January 17, 2014, relating to the financial statements and financial highlights which appear in the November 30, 2013 Annual Report to Shareholders of Delaware Emerging Markets Fund, Delaware Focus Global Growth Fund, Delaware Global Value Fund, Delaware International Value Equity Fund and Delaware Macquarie Global Infrastructure Fund (constituting Delaware Group Global & International Funds), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights” and "Financial Statements" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
March 26, 2014